Exhibit 4.5

AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN
OF MAGNETEK, INC.

JANUARY 1, 2008

SECTION 1.         PURPOSE OF PLAN

The purpose of this 2004 Stock Incentive Plan of Magnetek, Inc. (this “Plan”) is to enable Magnetek, Inc., a Delaware corporation (the “Company”), to attract, retain and motivate its officers, employees and consultants, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

SECTION 2.         ADMINISTRATION OF PLAN

2.1          Composition of Committee.  Subject to Section 2.4, this Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”), as appointed from time to time by the Board of Directors, provided, however, that (a) with respect to any Award (as defined in Section 5.1) that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the term “Committee” shall refer to a committee of two or more “non-employee directors” as determined for purposes of applying Exchange Act Rule 16b-3; and (b) with respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the term “Committee” shall refer to a committee of two or more “outside directors” as determined for purposes of applying Code Section 162(m).  The Board of Directors shall fill vacancies on and from time to time may remove or add members to the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.  The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute agreements or other documents evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

2.2          Powers of the Committee.  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(a)           to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, for purposes of this Plan (i) the term “fair market value” shall mean, as of any date, the closing price for a Share (as defined in Section 3.1) reported for that date by the New York Stock Exchange (or such other stock exchange or quotation system on which Shares are then listed or quoted) or, if no Shares are traded on the New York Stock Exchange (or such other stock exchange or quotation system) on the date in question, then for the next preceding date for which Shares traded on the New York Stock Exchange (or such other stock exchange or quotation system); and (ii) the term “Company” shall mean the Company and its subsidiaries and affiliates, unless the context otherwise requires;

(b)           to determine which persons are Eligible Persons (as defined in Section 4), to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(c)           to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

(d)           to establish and verify the extent of satisfaction of any performance goals applicable to Awards; to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical); provided, however, that the Committee shall not take any action or fail to take any action with respect to the operation of the Plan or any documents evidencing Awards that would cause all or part of the payment under any Award to be subject to the additional tax under Code Section 409A.

(e)           to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(f)            to determine whether, and the extent to which, adjustments are required pursuant to Section 12;

(g)           to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; and

(h)           to make all other determinations deemed necessary or advisable for the administration of this Plan.

2.3          Determinations of the Committee.  All decisions, determinations and interpretations by the Committee regarding this Plan, any rules and regulations adopted hereunder and any Award granted hereunder shall be final and binding on all Eligible Persons and Participants.  The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

2.4          Authority of the Board of Directors.  The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof.

SECTION 3.         STOCK SUBJECT TO PLAN

3.1          Aggregate Limits.  At any time, the aggregate number of shares of the Company’s Common Stock, $.01 par value (“Shares”), issued and issuable pursuant to all Awards (including all ISOs (as defined in Section 5.1(a))) granted under this Plan shall not exceed 2,100,000, plus (a) any authorized shares not issued or subject to outstanding options under either (i) the 1999 Stock Incentive Plan of Magnetek, Inc., or (ii) the 2000 Employee Stock Plan of Magnetek, Inc. (collectively, the “Prior Plans”) and (b) the number of shares subject to options granted under either of the Prior Plans, but which shares, in either case, are not issued as a result of the cancellation, expiration or forfeiture of such options; provided that no more than 500,000 of such Shares may be issued pursuant to all Awards of Incentive Bonuses, Incentive Stock and Incentive Stock Units (collectively referred to herein as the “Non-Option Awards”) granted under this Plan, and provided further that, notwithstanding Section 3.3, the aggregate number of Shares that may be issued pursuant to the exercise of ISOs granted under this Plan shall not exceed 2,100,000.  Such limits shall be subject to adjustment as provided in Section 12.  The Shares subject to this Plan may be either reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

3.2          Code Section 162(m) Limits.  The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one individual shall not exceed 500,000.  The aggregate number of Shares issued or issuable under all Awards granted under this Plan, other than Options or Stock Appreciation Rights, during any calendar year to any one individual shall not exceed 100,000.  Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 12 only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m).  The foregoing limitations shall not apply to the extent that they are no longer required in order for compensation in connection with grants under this Plan to be treated as “performance-based compensation” under Code Section 162(m).

3.3          Issuance of Shares.  For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award and shall not include Shares subject to Awards that have been canceled, expired or forfeited or Shares subject to Awards that have been used in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award.

SECTION 4.         PERSONS ELIGIBLE UNDER PLAN

Any person who is an officer, employee or consultant of the Company as determined, in its discretion and for purposes only of this Plan, by the Committee (an “Eligible Person”), shall be eligible to be considered for the grant of Awards hereunder.  A “Participant” is any current or former Eligible Person to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 9.1.

SECTION 5.         PLAN AWARDS

5.1          Award Types.  The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Persons and to confer certain benefits on them.  The following arrangements or benefits are authorized under this Plan if their terms and conditions are not inconsistent with the provisions of this Plan: Options, Stock Appreciation Rights, Incentive Bonuses, Incentive Stock and Incentive Stock Units.  Such arrangements and benefits are sometimes referred to herein as “Awards.”  The authorized types of arrangements and benefits for which Awards may be granted are defined as follows:

(a)           Options:  An “Option” is a right granted under Section 6 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or terms and conditions or other document evidencing the Award (the “Option Document”).  Options intended to qualify as “incentive stock options” as such term is defined under Code Section 422 (“ISOs”) and Options not intended to qualify as ISOs (“Nonqualified Options”) may be granted under Section 6.

(b)           Stock Appreciation Rights:  A “Stock Appreciation Right” is a right granted under Section 7 to receive all or some portion of the increase in the value of the Shares on such terms and conditions as are specified in the agreement or other document evidencing the Award (the “SAR Document”).

(c)           Incentive Bonus:  An “Incentive Bonus” is a bonus opportunity awarded under Section 8 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the agreement or other document evidencing the Award (the “Incentive Bonus Document”).

(d)           Incentive Stock:  “Incentive Stock” is an award or issuance of Shares made under Section 9, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the “Incentive Stock Document”).

(e)           Incentive Stock Units:  An “Incentive Stock Unit” is a right granted under the Section 10 to receive a specified number of Shares, the issuance and vesting of which is subject to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other document evidencing the Award (the “Incentive Stock Unit Document”).

5.2          Grants of Awards.  An Award may consist of one such arrangement or benefit or two or more of them in tandem or in the alternative.

SECTION 6.         OPTIONS

6.1          General.  The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.

6.2          Option Document.  Each Option Document shall contain provisions regarding (a) the number of Shares that may be issued upon exercise of the Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Option, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Option and forfeiture provisions and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.  Option Documents evidencing ISOs shall contain such terms and conditions as may be necessary to qualify, to the extent determined desirable by the Committee, with the applicable provisions of Section 422 of the Code.

6.3          Option Price.  The purchase price per share of the Shares subject to each Option granted under this Plan shall equal or exceed 100% of the fair market value of such Stock on the date the Option is granted, except that the exercise price of an Option may be higher or lower in the case of Options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired.

6.4          Option Term.  The “Term” of each Option granted under this Plan, including any ISOs, shall be 10 years from the date of its grant, or such shorter term provided in the Option Document.

6.5          Option Vesting.  Options granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Option’s Term as determined by the Committee; provided, however, the period of continued employment upon which vesting of the Shares is dependent (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year.  The Committee shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to such performance requirements as deemed appropriate by the Committee.  At any time after the grant of an Option the Committee may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

6.6          Termination of Employment. Subject to Section 13, upon a termination of employment by a Participant prior to the full exercise of an Option, the unexercised portion of the Option shall be subject to such procedures as the Committee may establish, as set forth in the Option Document.

6.7          Payment of Exercise Price.  The exercise price of an Option shall be paid in the form of one of more of the following, as the Committee shall specify, either through the terms of the Option Document or at the time of exercise of an Option: (a) cash or certified or cashiers’ check, (b) shares of capital stock of the Company that have been held by the Participant for such period of time as the Committee may specify, (c) other property deemed acceptable by the Committee, (d) a reduction in the number of Shares or other property otherwise issuable pursuant to such Option or (e) any combination of (a) through (d).

6.8          No Option Repricing; No Reload Options.  Without the approval of stockholders, the Company shall not (a) reprice any Options or (b) provide for “reload options.”  For purposes of this Plan, the term “reprice” means amending, canceling or replacing Options within the meaning of Item 402(i) under Securities and Exchange Commission Regulation S-K including by (i) reducing the exercise price of outstanding Options and (ii) canceling outstanding Options and granting new Options to the holders of canceled Options.  For the purposes of this Plan, “reload options” are Options automatically granted in connection with and to the extent of the exercise of other Options.

SECTION 7.         STOCK APPRECIATION RIGHTS

7.1          General.  The Committee may grant a Stock Appreciation Right or provide for the grant of a Stock Appreciation Right, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others.  Stock Appreciation Rights may be granted either alone or in connection with the grant of an Option.

7.2          SAR Document.  Each SAR Document shall contain provisions regarding (a) the number of Shares with respect to which the Stock Appreciation Right is related, (b) the per Share exercise price of the Shares subject to the Stock Appreciation Right, (c) the term of the Stock Appreciation Right, (d) such terms and conditions of exercisability as may be determined from time to time by the Committee, (e) restrictions on the transfer of the Stock Appreciation Right and forfeiture provisions and (f) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.  If granted in connection with an Option, a Stock Appreciation Right shall relate to the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall be subject to the same terms and conditions as the related Option.

7.3          Stock Appreciation Rights Related to an Option.

(a)           Exercise.  A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable.

(b)           Amount Payable Upon Exercise.  Upon the exercise of a Stock Appreciation Right related to an Option, the recipient of the Award shall be entitled to receive an amount determined by multiplying (i) the excess of the fair market value of a Share on the date of exercise of such Stock Appreciation Right over the per Share purchase price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised.  Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the SAR Document.

(c)           Effect of Exercise.  Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.4          Stock Appreciation Rights Unrelated to an Option.

(a)           Amount Payable Upon Exercise.  Upon exercise of a Stock Appreciation Right unrelated to an Option, the recipient of the Award shall be entitled to receive an amount determined by multiplying (i) the excess of the fair market value of a Share on the date of exercise of such Stock Appreciation Right over the per Share exercise price of the Stock Appreciation Right, by (ii) the number of Shares as to which the Stock Appreciation Right is being exercised.  Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the SAR Document.

(b)           Exercise Price.  The per share exercise price of a Stock Appreciation right unrelated to an Option shall equal or exceed 100% of the fair market value of a Share on the date the Stock Appreciation Right is granted, except that the exercise price of a Stock Appreciation Right may be higher or lower in the case of Stock Appreciation Rights granted to an employee of a company acquired by the Company in assumption and substitution of stock appreciation rights held by such employee at the time such company is acquired.

(c)           Term.  The “Term” of each Stock Appreciation Right unrelated to an Option granted under this Plan shall be 10 years from the date of its grant, or such shorter term provided in the SAR Document.

(d)           Vesting.  Stock Appreciation Rights unrelated to an Option granted under this Plan shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Appreciation Right’s Term as determined by the Committee; provided, however, the period of continued employment upon which vesting of the Stock Appreciation Right is dependent (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year.  The Committee shall have the right to make the timing of the ability to exercise any Stock Appreciation Right granted under this Plan subject to such performance requirements as deemed appropriate by the Committee.  At any time after the grant of a Stock Appreciation Right the Committee may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Stock Appreciation Right.

7.5          Termination of Employment. Subject to Section 13, upon a termination of employment by a Participant prior to the full exercise of a Stock Appreciation Right, the unexercised portion of the Stock Appreciation Right shall be subject to such procedures as the Committee may establish, as set forth in the SAR Document.

7.6          No Stock Appreciation Right Repricing.  Without the approval of stockholders, the Company shall not reprice any Stock Appreciation Rights.  For purposes of this Plan, the term “reprice” with respect to Stock Appreciation Rights has the same meaning as such term has with respect to Options.

SECTION 8.         INCENTIVE BONUSES

8.1          General.  Each Award of an Incentive Bonus will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

8.2          Incentive Bonus Document. Each Incentive Bonus Document shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Bonus, (b) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (c) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (d) the timing of any payment earned by virtue of performance, (e) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (f) forfeiture provisions and (g) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.  The maximum amount payable as an Incentive Bonus may be a multiple of the target amount payable, but the maximum amount payable pursuant to that portion of an Award of an Incentive Bonus granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed $1,000,000.

8.3          Performance Criteria.  The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Award of an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations.  The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).  Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 9.2) selected by the Committee and specified at the time the Award of an Incentive Bonus is granted.  The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m).

8.4          Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus, provided that the timing of such payment shall satisfy an exception to Code Section 409A or, if no such exception is available, the timing of such payment shall comply with the requirements of Code Section 409A.

8.5          Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Award of an Incentive Bonus on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

SECTION 9.         INCENTIVE STOCK

9.1          General.  Incentive Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

9.2          Incentive Stock Document.  Each Incentive Stock Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (c) the period, if any, as to which performance shall be measured for determining achievement of performance, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year, (d) if the Award is not subject to performance criteria, the period of continued employment upon which vesting of the Shares is subject, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than three years; provided, however, that shares of Incentive Stock vesting solely on the basis of continued employment may vest in installments so long as the vesting schedule, at any point in time, does not exceed the rate of a monthly pro rata installment schedule (i.e., 1/36 per month for 3 years), (e) forfeiture, (f) transferability and (g) such further terms and conditions not inconsistent with this Plan as may be determined from time to time by the Committee.

9.3          Sale Price.  Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Incentive Stock shall be sold or awarded to an Eligible Person, which may vary from time to time and among Eligible Persons and which may be below the fair market value of such Shares at the date of grant or issuance.

9.4          Performance Criteria.  The grant, issuance, retention and/or vesting of each Incentive Share may but need not be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance and/or personal performance evaluations.  Notwithstanding anything to the contrary herein, the performance criteria for any Incentive Stock that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award of Incentive Stock is granted.

9.5          Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Incentive Stock on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

9.6          Termination of Employment.  Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or the lapsing of restrictions on Incentive Stock, the Awards of Incentive Stock granted to such Participant shall be subject to such procedures as determined by the Committee, as set forth in the Incentive Stock Document.

SECTION 10.       INCENTIVE STOCK UNITS

10.1        General.  An Incentive Stock Unit represents the right of the recipient of the Award of an Incentive Stock Unit to receive, either (a) upon vesting of the Incentive Stock Unit or (b) on any later date specified by the Committee in the Incentive Stock Unit Document, a number of Shares as specified in the Incentive Stock Unit Document.

10.2        Incentive Stock Unit Document.  Each Incentive Stock Unit Document shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (c) the period, if any, as to which performance shall be measured for determining achievement of performance, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than one year, (d) if the Award is not subject to performance criteria, the period of continued employment upon which vesting of the Shares is subject, which period in any case (except in the event of death or disability of the Participant or upon a Change of Control (as defined in Section 13.2)) shall be not less than three years; provided, however, that Incentive Stock Units vesting solely on the basis of continued employment may vest in installments so long as the vesting schedule, at any point in time, is not more favorable than what would be vested under a monthly pro-rata installment schedule (i.e., 1/36 per month for 3 years), (e) forfeiture, (f) transferability and (g) such further terms and conditions not inconsistent with this Plan as may be determined from time to time by the Committee.

10.3        Performance Criteria.  The grant of an Incentive Stock Unit and the issuance and/or vesting of each Share subject to an Incentive Share Unit may but need not be subject to such performance criteria and level of achievement versus these criteria as the Committee shall determine, which criteria may be based on financial performance and/or personal performance evaluations.  Notwithstanding anything to the contrary herein, the performance criteria for any Incentive Stock that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Incentive Stock Unit is granted.

10.4        Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the number of Shares issued and/or vested under an Incentive Stock Unit on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

10.5        Termination of Employment.  Subject to Section 13, upon a termination of employment by a Participant prior to the vesting of or issuance of Shares under an Incentive Stock Unit, the Incentive Stock Units granted to such Participant shall be subject to such procedures as determined by the Committee, as set forth in the Incentive Stock Unit Document.

SECTION 11.       OTHER PROVISIONS APPLICABLE TO AWARDS

11.1        Transferability.  Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution or pursuant to a “domestic relations order,” as defined in the Code.  The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined in Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee shall determine appropriate, and the transferee shall execute an agreement agreeing to be bound by such terms.

11.2        Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:  (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization), (d) return on equity, (e) total stockholder return, (f) return on capital, (g) return on assets or net assets, (h) revenue, (i) income or net income, (j) operating income or net operating income, (k) operating profit or net operating profit, (l) operating margin, (m) return on operating revenue, (n) market share and (o) overhead or other expense reduction.  The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period:  (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

11.3        Dividends.  Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award.  The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends. Notwithstanding any provision of this Section 11.3 to the contrary, the Committee shall not condition the right to receive dividends or dividend equivalent amounts, directly or indirectly, upon the exercise of any Option or Stock Appreciation Right.  In addition, the Committee will ensure that any right to dividend or dividend equivalent amounts that may be paid in connection with the Shares subject to any Award granted hereunder complies with the requirements of Code Section 409A.

11.4        Documents Evidencing Awards.  The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of this Plan.  The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant and that such Participant agree to such further terms and conditions as specified in such agreement or document.  The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

11.5        Tandem Stock or Cash Rights.  Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

11.6        Financing.  The Committee may not provide financing to a Participant to pay the purchase price of any Award or to pay the amount of taxes required by law to be withheld with respect to any Award.

11.7        Compliance with Code Section 409A.  Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Incentive Bonus, Incentive Stock and Incentive Stock Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Code Section 409A.  If an Award is subject to Code Section 409A, the document evidencing such Award and this Plan are intended to comply fully with and meet all of the requirements of Code Section 409A.  The document evidencing such Award shall include such provisions as may be necessary to assure compliance with Code Section 409A.  An Award subject to Code Section 409A also shall be administered in good faith compliance with the provisions of Code Section 409A as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury.  To the extent necessary to comply with Code Section 409A, any Award that is subject to Code Section 409A may be modified, replaced or terminated in the discretion of the Committee.  Notwithstanding any provision of this Plan or any document evidencing an Award to the contrary, in the event that the Committee determines that any Award is or may become subject to Code Section 409A, the Company may adopt such amendments to the Plan and the related documents evidencing any Awards, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Code Section 409A or to exclude or exempt the Plan or any Award from the requirements of Code Section 409A.

SECTION 12.       CHANGES IN CAPITAL STRUCTURE

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan and the exercise or settlement price of such Awards, provided, however, that such adjustment shall be made in such a manner that is consistent with the requirements of Code Section 409A and that will not affect the status of any Award intended to qualify as an ISO under Code Section 422 or as “performance based compensation” under Code Section 162(m) and (b) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

SECTION 13.       CHANGE OF CONTROL

13.1        Effect of Change of Control.  The Committee may, through the terms of the Award or otherwise, provide that any or all of the following shall occur, in connection with a Change of Control or a Change of Control Transaction (as defined in Section 13.2), or upon termination of the Participant’s employment following a Change of Control or a Change of Control Transaction: (a) in the case of an Option or Stock Appreciation Right, the acceleration of the Participant’s ability to exercise any portion of such Award not previously exercisable and/or the payment to the Participant of cash equal to the difference between the exercise price and the price being paid to the holders of Shares in connection with the Change of Control or Change of Control Transaction, (b) in the case of an Incentive Bonus, the acceleration of the Participant’s right to receive a payment equal to the target amount payable or a payment based on performance through a date determined by the Committee prior to the Change of Control, (c) in the case of Shares issued in payment of any Incentive Bonus, and/or in the case of Incentive Stock, the lapse and expiration of any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award, and (d) in the case of Incentive Stock Units, the acceleration of and expiration of any conditions on the grant, vesting and issuance of the Shares subject to the Incentive Stock Unit.  The Committee also may, through the terms of the Award or otherwise, provide for an absolute or conditional exercise, payment acceleration or lapse of conditions or restrictions on an Award that shall only be effective if, upon the announcement of a Change of Control Transaction, no provision is made in such Change of Control Transaction for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award.  In the case of an acceleration of payment of any Award hereunder on a Change of Control or Change of Control Transaction, the payment shall be made on or before March 15 of the year following the year in which the Change of Control or Change of Control Transaction occurs in order to satisfy the “short-term deferral exception” to Code Section 409A.

13.2        Definitions.

“Change of Control” means the first to occur of the following:

(a)           the merger or consolidation of the Company with or into another corporation;

(b)           the acquisition, directly or indirectly, by another corporation person or group of all or substantially all of the Company’s assets or 40% or more of the Company’s then outstanding voting stock;

(c)           the liquidation or dissolution of the Company; or

(d)           during any period of 12 consecutive months, individuals who at the beginning of such 12-month period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, provided, however, that a Change of Control will not be deemed to have occurred in respect of a merger in which (x) the Company is the surviving corporation, (y) no person or group acquires, directly or indirectly, 40% or more of the Company’s outstanding voting stock and (z) the Shares outstanding prior to the merger remain outstanding thereafter; and provided further, that a merger or consolidation will not be considered a Change of Control if such transaction results only in the reincorporation of the Company in another jurisdiction or its restructuring into holding company form.

“Change of Control Transaction” shall mean any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction that is intended to or reasonably expected to result in a Change of Control.  For any Award subject to the requirements of Code Section 409A, the document evidencing such Award may prescribe a different definition of the term “Change of Control” or “Change of Control Transaction” that will apply for purposes of such document and that complies with the requirements of Code Section 409A.

SECTION 14.       TAXES

14.1        Withholding Requirements.  The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by a Participant of any taxes that the Committee determines are required in connection with any Award granted under this Plan, and a Participant’s rights in any Award are subject to satisfaction of such conditions.

14.2        Payment of Withholding Taxes.  Notwithstanding the terms of Section 14.1, the Committee may provide in the agreement or other document evidencing an Award or otherwise that all or any portion of the taxes required to be withheld by the Company or, if permitted by the Committee, desired to be paid by the Participant, in connection with the exercise of a Stock Appreciation Right or Nonqualified Option or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company by withholding shares of the Company’s capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company’s capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid.  Any such election is subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

SECTION 15.       AMENDMENTS OR TERMINATION

The Board may amend, alter or discontinue this Plan or any agreement or other document evidencing an Award made under this Plan, but no such amendment shall, without the approval of the stockholders of the Company:

(a)           increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b)           reduce the price at which Options may be granted below the price provided for in Section 6.2;

(c)           reduce the price at which Stock Appreciation Rights may be granted below the price provided for in Section 7.4(b);

(d)           reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(e)           after any Change of Control, impair the rights of any Award holder without such holder’s consent;

(f)            extend the term of this Plan;

(g)           change the class of persons eligible to be Participants;

(h)           provide for the automatic grant of Options based upon the exercise of Options by holders of Options; or

(i)            increase the number of shares that are eligible for Non-Option Awards.

Notwithstanding the foregoing, no amendment, alteration or discontinuance of this Plan or any other document evidencing an Award under the Plan shall cause all or a part of the payment under any Award to be subject to additional tax under Code Section 409A.

SECTION 16.       COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.  The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or foreign law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable.  This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees, directors and consultants.

No Option shall be exercisable unless a registration statement with respect to the Option is effective or the Company has determined that such registration is unnecessary.  Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 17.       NO RIGHT TO COMPANY EMPLOYMENT

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time.  The agreements or other documents evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

SECTION 18.       EFFECTIVENESS AND EXPIRATION OF PLAN

This Plan shall be effective on the date the Company’s stockholders adopt this Plan.  All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the effective date of this Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void.  No Awards shall be granted pursuant to this Plan more than 10 years after the effective date of this Plan.

SECTION 19.       NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock, restricted stock units, stock options or stock appreciation rights otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 20.       GOVERNING LAW

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.  The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.  Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.